Exhibit 10.11

[*] Certain information in this document has been omitted from this exhibit because it is both

(i) not material and (ii) would be competitively harmful if publicly disclosed.

Fortistar Services 2 LLC and OPAL Fuels LLC
Administrative Services Agreement

This Administrative Services Agreement (“Agreement”) is made as of December 31, 2020 (the “Effective Date”) by and between Fortistar Services 2 LLC, a Delaware limited liability company (the “Service Provider”), and OPAL Fuels LLC, a Delaware limited liability company (the “Company”).

W I T N E S S E T H

WHEREAS, the Company is engaged through its subsidiaries in the business of owning and operating landfill gas fueled power electrical generating facilities, developing, owning and operating renewable natural gas generating facilities, and developing and operating compressed natural gas and renewable natural gas fueling stations, including the supplying of renewable natural gas to third-parties (the “Renewable Energy Business”);

WHEREAS, Service Provider through one or more of its affiliates provides administrative and other services for its own purposes and to third-parties in the energy, transportation and industrial sectors, and owns and operates biomass fueled electric generating facilities; and WHEREAS, the Company desires to contract with the Service Provider for the provision of certain services.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereby agree as follows:

1.	Service Provider Services. Service Provider hereby agrees to provide the following services (“Service Provider Services”) to the Company and/or its direct and indirect subsidiaries:

(a)	Staffing (including payroll and benefits), insurance (including placement of coverage), office space (including utilities and other ancillary services), financial analysis, technical, research, administrative, legal, accounting, banking and reporting services (including tax return preparation and filings) as the Company may, from time to time, need for the operation of its business. The Company, however, will have all the rights and powers to make and implement management decisions concerning the operation of its projects.

(b)	Such other services as may from time to time be agreed to by the Company and the Service Provider.

2.	Company Services. In the event that the Service Provider requests from time-to-time, the Company hereby agrees to provide technical, engineering, analytical, regulatory and other consulting services based on its expertise in the Renewable Energy Business (“Company Services”) to the Service Provider or its affiliates.

3.	Term. The term (the “Initial Term”) of this Agreement will be thirty-six (36) months upon the above Effective Date of this Agreement unless terminated sooner pursuant to Section 7 herein. Upon the expiration of the Initial Term, this Agreement shall renew automatically on an annual basis (the “Renewal Term”), unless either the Service Provider or Company, as applicable, provides written notice one hundred eighty (180) days prior to the expiration of the Initial Term or any Renewal Term of its election not to renew. In the event either party provides notice of its election not to renew after the expiration of the Initial Term or Renewal Term, then the Parties shall promptly meet and agree upon a plan for the orderly transition of its respective services. The Initial Term and any Renewal Term shall be referred to collectively as the “Term”.

4.	Payments; Expenses

(a)	Hourly Rates.

As compensation for the performance of Service Provider Services and the Company Services by the respective party’s personnel, the Service Provider and the Company each hereby agree to the pay the hourly rates for each of the respective positions as set forth in Exhibit A hereto. The hourly rates set forth on Exhibit A shall be increased by the greater of the annual increase in the Consumer Price Index for All Urban Consumers, or three (3%) percent annually, effective as of January 1st of each year of this Agreement. Each party shall remain solely responsible to pay any individuals providing services hereunder their salaries, all payroll taxes associated therewith and any bonuses or other benefits associated with such employment.

(b)	Expenses.

In addition to the compensation set forth in Section 4 (a) herein, the Company shall reimburse the Service Provider for fixed third-party costs (“Fixed Costs”) in accordance with the charges set forth in Exhibit B, as may be updated from time-to-time by mutual written agreement of the parties. Further, the parties shall reimburse each other for third-party expenses reasonably incurred in connection with the performance of its services under this Agreement, respectively, including, if any, reasonable out-of-pocket travel and living expenses. All such requests for reimbursement shall be submitted with appropriate documentation.

5.	Invoicing; Payment Due; Payment Disputes

(a)	Invoicing.

Each party will invoice the other on a monthly basis (“Monthly Invoice”) for its respective services. Each party’s Monthly Invoice will include: (a) the charges for the services performed for the prior month pursuant to Section 4(a) herein, together with any third-party expenses and out of pocket expenses incurred pursuant to Section 4(b) herein, and (b) as relates to Monthly Invoices from the Service Provider, charges for the Fixed Costs for the current month pursuant to Section 4(b). Each Party’s Monthly Invoice shall be delivered to the other party by the 15th day of the month. Each Monthly Invoice will include supporting details to allow the other party to verify all amounts due and to satisfy internal accounting requirements.

(b)	Payment Due.

Each party shall pay the other party as billed all undisputed amounts. Payment of Monthly Invoices shall be paid via bank transfer or check by the receiving party by the 30th day of the month received. If either party fails to pay any amount due to the other for the services rendered, such party shall promptly notify the other of such failure. Any unpaid amount after thirty (30) days will bear and accrue interest at the rate of one percent (1%) per month (or such lesser rate as is required to comply with applicable law) until paid in full.

(c)	Payment Disputes.

If either party disputes any fees or charges, it shall provide written notice to the other as promptly as reasonably possible and shall include a description of the particular fees or charges in dispute and an explanation of why such party disputes such fees or charges. If a party fails to dispute any invoice within six (6) months, the invoice shall be deemed valid. Each party agrees to pay any undisputed portion and to continue performing its obligations under this Agreement while any payment dispute is being negotiated pursuant to Section 9 herein.

6.	Confidentiality. The parties shall keep confidential all records and other information with respect to the other party which it obtains knowledge of during the Term of this Agreement and shall not disclose, publish or make use of such records and information without the prior written consent of such other party, except to the extent disclosure is required by a governmental agency or other regulatory body. Each party shall inform the other promptly of any demand for disclosure made by a governmental agency or other regulatory body. This Section shall survive the termination of this Agreement for three (3) years from the date of termination of this Agreement.

7.	Termination. This Agreement shall terminate:

(a)	Upon the dissolution of either party.

(b)	At the expiration of the Term in the event either party has provided notice of nonrenewal pursuant to Section 3 herein.

(c)	In the event a party elects to terminate this Agreement pursuant to Section 7 (b), it shall reimburse the other party for third-party breakage associated with the Fixed Costs. Each party agrees to the greatest extent possible to undertake reasonable efforts to minimize any such breakage costs during the Term.

(d)	At any time, at either party’s option and upon thirty (30) days prior written notice by one party to the other party if: (A) the non-terminating party is grossly negligent in the performance of its duties hereunder or commits any willful breach of the terms of this Agreement; (B) the non-terminating party acts fraudulently in the performance of its duties hereunder; or immediately without prior notice if: (C) the non-terminating party files a voluntary petition or otherwise initiates proceedings to be adjudicated bankrupt or insolvent, or consents to the institution of bankruptcy or insolvency proceedings against it, or files a petition seeking or consenting to a reorganization or relief as a debtor under any applicable Federal or state law relating to bankruptcy, insolvency or other relief for debtors, or seeks or consents to the appointment of any trustee, receiver or conservator (or similar official) for itself of all or any part of its properties or assets, or makes any general assignment for the benefit of creditors, or admits in writing the inability to pay its debts generally as they become due, or an involuntary case is commenced and not stayed or dismissed within sixty (60) days seeking the adjudication of the non-terminating as a bankrupt or insolvent under any applicable Federal or state law relating to bankruptcy, insolvency or other relief for debtors or the party takes any action in furtherance of any of the foregoing actions.

8.	Standard of Care. Each party shall perform their respective services hereunder in good faith and shall consult with the other with respect to the performance of their respective services at such time and places and as frequently as may be reasonably requested by the other party. Notwithstanding any other provision hereof, neither party hereto shall be liable for any consequential or indirect damages. Furthermore, any liability of the respective party pursuant to this Agreement shall not exceed total compensation received from the other party for the services performed hereunder during the immediately preceding six months.

9.	Disputes. Both parties agree to, in good faith, negotiate the settlement of all disputes or differences that may arise between the parties in respect of any matter or event connected with or under this Agreement, including without limitation, matters relating to the interpretation or meaning, performance or non-performance, enforcement, breach, continuation or termination of this Agreement. Resolution efforts will be coordinated in the first instance by the authorized representatives, and if either believes that a dispute is not being timely or satisfactorily resolved, a party’s authorized representative may request to the other party’s authorized representative that the matter be escalated within management, and the other party will cooperate in the escalation of the matter, first to a senior manager, and thereafter if necessary to a senior executive.

10.	Indemnification.

(a)	Indemnification by the Service Provider. The Service Provider hereby agrees to indemnify, defend and hold harmless the Company and its members, managers, officers, employees and agents from and against any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and expenses, incurred by or asserted against the Company or its members, managers, officers, employees and agents (i) as a result of any failure on the part of the Service Provider to perform its obligations under this Agreement, or (ii) arising out of or in connection with the bad faith, willful misconduct or negligent acts or omissions of the Service Provider or its members, managers, officers, employees, subcontractors or agents.

(b)	Indemnification by the Company. The Company hereby agrees to indemnify, defend and hold harmless the Service Provider and its members, managers, officers, employees and agents from and against any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and expenses, incurred by or asserted against the Service Provider or its members, managers, officers, employees and agents (i) as a result of any failure on the part of the Company to perform its obligations under this Agreement, or (ii) arising out of or in connection with the bad faith, willful misconduct or negligent acts or omissions of the Company or its members, managers, officers, employees, subcontractors or agents

11.	Miscellaneous.

(a)	Notices. Any notices under or pursuant to this Agreement shall be in writing and shall be delivered either by personal delivery, by telecopy or similar electronic medium, by nationally recognized overnight courier or by certified or registered mail, return receipt requested, addressed as follows:

If to the Company, to:

OPAL Fuels LLC

One North Lexington Avenue, Suite 1450

White Plains, New York 10601

Attn: Notice Officer

With copy to:

OPAL Fuels LLC

One North Lexington Avenue, Suite 1450

White Plains, New York 10601

Attn: Chief Financial Officer

If to the Service Provider, to:

Fortistar Services 2 LLC

One North Lexington Avenue, Suite 1450

White Plains, New York 10601

Attn: Notice Officer

With copy to:

Fortistar Services 2 LLC

One North Lexington Avenue, Suite 1450

White Plains, New York 10601

Attn: Chief Financial Officer

or at such other address as the notice addressee affected shall have previously designated by written notice given in the manner herein set forth. Notices shall be deemed given when sent, if sent by telecopy or similar electronic medium with delivery confirmed (conditioned upon the prompt mailing or transmission of the original of such transmission by first-class mail or nationally-recognized overnight courier); when delivered (or upon the date of attempted delivery where delivery is refused), if hand-delivered or sent by courier; or when receipted for (or upon the date of attempted delivery where delivery is refused or a properly addressed and mailed notice is returned as undeliverable or unclaimed). if sent certified or registered mail.

(b)	Headings. The headings of the sections contained in this Agreement are intended for convenience of reference only and in no way define, limit or describe the scope or intent of this Agreement or in any way affect the interpretation of this Agreement.

(c)	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. Any and all prior understandings are merged herewith and superseded hereby. This Agreement may not be changed, waived, modified or amended except by an instrument in writing signed by the party against whom such change, waiver, modification or amendment is sought to be enforced.

(d)	Severability. If any provision of this Agreement is invalid or unenforceable against any person, such provision shall be enforced to the maximum extent permitted by law and shall be deemed reformed accordingly such that the intent of this Agreement can be carried out to the maximum extent possible.

(e)	Assignment. This Agreement shall be binding on the parties hereto, their respective successors and assigns; provided, however, that neither party shall assign or delegate its rights, duties or obligations under this Agreement without the prior written consent of the other party; provided further, however, that this Agreement may be assigned as collateral security by the either party, without the other party’s consent, to any lender or financial institution in connection with any debt financing or refinancing obtained or to be obtained by the Company or Service Provider or any of the its respective affiliates.

(f)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written:

OPAL FUELS LLC		FORTISTAR SERVICES 2 LLC

By:	/s/ Jonathan Maurer	By:	/s/ Scott Contino

Name:	Jonathan Maurer	Name:	Scott Contino

Title:	Co-CEO	Title:	Chief Financial Officer

Exhibit A
Personnel Positions and Hourly Rates

[*]

Exhibit B
Fixed Costs Schedule

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